Exhibit H

REDEMPTION AGREEMENT

This Redemption Agreement, dated as of March 23, 2009 (this “Agreement”), is entered into by and among TD Group Holdings, LLC, a Delaware limited liability company (the “Company”), and the other Persons whose names are set forth on Schedule I hereto (the “Distributee Members”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article IV hereof.

R E C I T A L S

WHEREAS, on March 2, 2006, the Members entered into that certain Limited Liability Company Agreement of the Company (the “Operating Agreement”);

WHEREAS, on March 2, 2006, the Members entered into that certain Contribution and Exchange Agreement (the “Contribution Agreement”), pursuant to which each Member contributed the number of shares of common stock, par value $0.01 per share (the “TD Group Common Stock”), of TransDigm Group Incorporated, a Delaware corporation (“TD Group”), set forth opposite such Member’s name on Schedule I of the Contribution Agreement and, in exchange therefor, each Member received a number of Class A Common Units of the Company (the “Class A Units”) equal to the number of shares of TD Group Common Stock contributed by such Member to the Company;

WHEREAS, pursuant to Section 17 of the Operating Agreement, the Company will be dissolved and its affairs wound up on the first business day immediately following the Expiration Date (as such term is defined in the Operating Agreement);

WHEREAS, in lieu of the dissolution of the Company, the Company desires to effect the Redemption (as defined herein) and, after giving effect to the Redemption, for the Company to continue in existence with Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) as the sole remaining member thereof; and

WHEREAS, subject to the terms and on the conditions set forth in this Agreement, on the date hereof, each of the Distributee Members desires to redeem all of the Class A Units held thereby in exchange for the number of shares of TD Group Common Stock set forth opposite the name of such Distributee Member on Schedule I hereto (the “Redemption”), which Redemption shall be pro rata to each Distributee Member’s respective economic interest in the Company as represented by the number of Class A Units owned by such Distributee Member.

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
REDEMPTION OF CLASS A UNITS

Section 1.1.           Redemption of the Class A Units.  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, (i) concurrently with the execution and delivery of this Agreement, all right, title and interest in and to all of the Class A Units owned by each Distributee Member is hereby redeemed by the Company, and such Distributee Member shall hereafter have no rights or interests therein whatsoever, and (ii) concurrently with or promptly following the execution and delivery of this Agreement, the Company shall distribute to each Distributee Member the number of shares of TD Group Common Stock set forth opposite the name of such Distributee Member on Schedule I hereto, which shares of TD Group Common Stock represent each Distributee Member’s pro rata economic interest in the Company immediately prior to the consummation of the transactions contemplated hereby.  Accordingly, and notwithstanding anything contained in the Operating Agreement to the contrary, following the Redemption, each Distributee Member shall no longer be a member of the Company and shall no longer have any obligations under the Operating Agreement other than those set forth in Sections 5(c), 16(b) and 22(m) of the Operating Agreement, and each Distributee Member agrees that the Company shall continue in existence with Warburg Pincus as the sole remaining member thereof.  For the avoidance of doubt, it is understood and agreed that Sections 5(c), 16(b) and 22(m) of the Operating Agreement shall remain in full force and effect and shall be binding upon all of the parties hereto.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE DISTRIBUTEE MEMBERS

Each Distributee Member, severally and not jointly, represents and warrants to the Company as follows:

Section 2.1.           Title to Class A Units.  Such Distributee Member is the record and beneficial owner (or the custodian thereof) of all of the Class A Units that are subject to the Redemption, representing all of the Class A Units owned thereby, and such Member has good and valid title to such Class A Units free and clear of all Liens other than Liens arising under applicable federal and state securities laws or under the terms of the Operating Agreement.

Section 2.2.           Proceedings; Enforceability.  The general partner, board of managers or any comparable governing body of such Distributee Member has authorized the execution and delivery by such Distributee Member of this Agreement and the consummation by such Distributee Member of the transactions contemplated hereby and no other action on the part of such Distributee Member is necessary to authorize such execution and delivery by such Distributee Member or the consummation by such Distributee Member of the transactions contemplated hereby.  Upon such execution and delivery by such Distributee Member (and assuming that this Agreement is duly executed and delivered by each of the other parties hereto), this Agreement shall constitute a valid and binding obligation of such Distributee Member, enforceable against such Distributee Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally (whether in a proceeding in law or in equity).

Section 2.3.           No Affiliate.  Such Distributee Member is not an affiliate of TD Group and has not been an affiliate of TD Group in the three month period preceding the date hereof.  For purposes hereof, “affiliate” shall have the meaning set forth in Rule 144 under the Securities Act of 1933, as amended.

Section 2.4.           Consents and Approvals; Conflicts.  Except with respect to filings required to be made under applicable state and federal securities laws, the execution and delivery of this Agreement by such Distributee Member and the consummation by such Distributee Member of the transactions contemplated hereby do not require any consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person on the part of such Distributee Member or the vote, consent or approval in any manner of the holders of any security of such Distributee Member as a condition to the execution and delivery of this Agreement by such Distributee Member or the consummation by such Distributee Member of the transactions contemplated hereby.  The execution and delivery by such Distributee Member of this Agreement and the consummation by such Distributee Member of the transactions contemplated hereby will not violate (a) the terms and conditions of such Distributee Member’s limited liability company operating agreement, limited partnership agreement or any analogous organizational document, or (b) any agreement or instrument to which such Distributee Member is a party or by which it is bound.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Distributee Member as follows:

Section 3.1.           Proceedings; Enforceability.  The managing member of the Company has authorized the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and no other action on the part of the Company is necessary to authorize such execution and delivery by the Company or the consummation by the Company of the transactions contemplated hereby.  Upon such execution and delivery by the Company (and assuming that this Agreement is duly executed and delivered by each of the other parties hereto), this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally (whether in a proceeding in law or in equity).

Section 3.2.           Consents and Approvals; Conflicts.  Except with respect to filings required to be made under applicable state and federal securities laws and notices to TD Group and/or the transfer agent therefor, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not require any consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person on the part of the Company or the vote, consent or approval in any manner of the holders of any security of the Company (other than the managing member and the parties hereto) as a condition to the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the

Company of the transactions contemplated hereby will not violate (a) the terms and conditions of the Operating Agreement (after giving effect to the terms set forth herein), or (b) any agreement or instrument to which the Company is a party or by which it is bound.

ARTICLE IV.
MISCELLANEOUS PROVISIONS

Section 4.1.           Terms Defined.  As used in this Agreement, the following terms have the respective meaning set forth below:

(a)           “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), or any other claim or charge similar in purpose or effect to any of the foregoing.

(b)           “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c)           “Member” shall mean all of the members of the Company as of the date hereof and prior to giving effect to the consummation of the transactions contemplated hereby.

Section 4.2.           Amendments.  This Agreement may be amended, modified or supplemented with, and only with, the prior written consent of the Company and each Distributee Member.

Section 4.3.           Assignment; Parties in Interest.  Neither this Agreement nor any of the rights, duties or obligations of any party hereunder may be assigned or delegated by any party hereto except with the prior written consent of the Company (in the case of any assignment by a Distributee Member) and each of the Distributee Members (in the case of an assignment by the Company).

Section 4.4.           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other parties hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants or agreements, except as specifically set forth herein; provided, however, that the terms set forth in Sections 5(c), 16(b) and 22(m) of the Operating Agreement shall remain in full force and effect and shall be binding upon all of the parties hereto.

Section 4.5.           Descriptive Headings.  The descriptive headings of the several sections (including subsections) of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 4.6.           Counterparts.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto (including by facsimile), and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 4.7.           Governing Law.  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein, without regard to any conflicts of law principles thereof.

Section 4.8.           Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Redemption Agreement to be executed on the day and year first above written.

TD GROUP HOLDINGS, LLC

By:	Warburg Pincus Private Equity VIII, L.P., its Managing Member

By:	Warburg Pincus Partners LLC, its General Partner

By: Warburg Pincus & Co., its Managing Member

By:	/s/ Timothy J. Curt
	Name:	Timothy J. Curt
	Title:	Partner

ALPINVEST PARTNERS CS INVESTMENTS 2003 C.V., duly represented by AlpInvest Partners 2003 B.V., its general partner, in turn represented by AlpInvest Partners N.V., its managing director

By:	/s/ E.M.J. Thyssen
	Name:	E.M.J. Thyssen
	Title:	Managing Partner

By:	/s/ C.F. de Ru
	Name:	C.F. de Ru
	Title:	Senior Legal Counsel

ALPINVEST PARTNERS LATER STAGE CO-
INVESTMENTS CUSTODIAN II, B.V., holding the
interest as custodian for AlpInvest Partners Later Stage Co-
Investments II C.V., as represented by AlpInvest Partners
N.V.

By:	/s/ E.M.J. Thyssen
	Name:	E.M.J. Thyssen
	Title:	Managing Partner

By:	/s/ C.F. de Ru
	Name:	C.F. de Ru
	Title:	Senior Legal Counsel

A.S.F. CO-INVESTMENT PARTNERS II, L.P.

By:	PAF 1/03, LLC, as General Partner

By:	Old Kings II, LLC, as Managing Member

By:	/s/ Paul R. Crotty
	Name:	Paul R. Crotty
	Title:	Managing Director

ML TD HOLDINGS, LLC

By:	BlackRock Investment Managers LLC,
its Manager

By:	/s/ Lynn C. Baranski
	Name:	Lynn C. Baranski
	Title:	Managing Director

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By:	/s/ Sheryl Schwartz
Name:		Sheryl Schwartz
Title:		Managing Director

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:  Warburg Pincus Partners LLC, its General Partner

By:  Warburg Pincus & Co., its Managing Member

By:	/s/ Scott A. Arenare
	Name:	Scott A. Arenare
	Title:	Partner

SCHEDULE I

Distributee Members

Name and Address of Distributee Member	TD Group Common Stock

AlpInvest Partners CS Investments 2003 C.V.	445,817
630 Fifth Avenue, 28th Floor
New York, NY 10111

AlpInvest Partners Later Stage Co-Investments Custodian II, B.V.	50,031
630 Fifth Avenue, 28th Floor
New York, NY 10111

A.S.F. Co-Investment Partners II, L.P.	619,807
c/o Portfolio Advisors, LLC
9 Old Kings Highway South
Darien, CT 06920
Attention: Hugh Perloff

ML TD Holdings, LLC	142,555
c/o BlackRock Investment Managers LLC
800 Scudders Mill Road
Plainsboro, NJ 08536
Attention: Lynn Baranski

Teachers Insurance and Annuity Association of America	92,973
730 Third Avenue
New York, NY 10017-3206
Attention: Holly Holtz and Nancy DeBuccio, Securities Division - Private Equity Funds
Facsimile No.: (212) 907-2454